SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, DC  20549


                            FORM 8-K


                         CURRENT REPORT
             PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES AND EXCHANGE ACT OF 1934



      Date of report (Date of earliest event reported)
                      November 29, 1996




                SOUTHERN CALIFORNIA WATER COMPANY
________________________________________________________________
       (Exact name of registrant as specified in charter)




California          0-1121                 95-1243678
(State or Other     (Commission            (IRS Employer
Jurisdiction of     File Number)        Identification No.)
Incorporation)



  630 East Foothill Boulevard, San Dimas, CA       91773

(Address of principal executive of offices)     (Zip code)


Registrant's telephone number including area code: (909) 394-3600

                       Not applicable.

(Former name or former address, if changed since last report)


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Item 5.   Other Events

On December 6, 1996, the Registrant issued the following press release:

                SOUTHERN CALIFORNIA WATER COMPANY
                            ANNOUNCES
           FORMATION OF GOLDEN STATE WATER COMPANY LLC

San Dimas, California, December 6, 1996 ... Southern California Water Company (SCW;NYSE) today announced the formation, along with U.S. Water, L.L.C. ("USW"), of Golden State Water Company LLC for the purpose of submitting a bid to operate and maintain the City of Garden Grove's water system. The Company and USW are also currently discussing the development of a framework for jointly pursuing other opportunities to lease, or operate and maintain, municipally owned retail water supply and distribution systems and water treatment, wastewater collection and wastewater treatment facilities in California.

USW performs contract operation and maintenance services for water and wastewater facilities primarily in the Eastern portion of the U.S. USW is owned by United Infrastructure Company, a general partnership formed by the Bechtel and Peter Kiewit organizations in response to the increasing demand for private sector involvement in infrastructure facilities, and by Northwest Water Holdings, Inc., a subsidiary of United Utilities PLC, a water and electric utility based in the United Kingdom which serves water and wastewater customers throughout the world. This network of affiliated companies encompasses all aspects of the water utility industry from operations and maintenance services and plant and process design through construction.

"As the water utility industry becomes more competitive in seeking opportunities to operate municipal water and wastewater systems, the operating and financial strength of joint venture partners, such as USW and its affiliates, improves our overall ability to offer a wide range of services to the municipal utility sector, and builds on our 67 year heritage of operating water systems in the State of California," stated Floyd E. Wicks, President and Chief Executive Officer.

Southern California Water Company serves water to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal, and Southern California. The Company also distributes electricity to approximately 20,000 customers in the Big Bear recreational area of Southern California.



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     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SOUTHERN CALIFORNIA WATER COMPANY



                              By: __/s/ McClellan Harris_______
                                   McClellan Harris III
                                   Vice President and Treasurer

DATED:    December 8 1996

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